EXHIBIT 10.1

REAL ESTATE PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

THIS REAL ESTATE PURCHASE AGREEMENT and ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 20th day of June, 2016 (the “Effective Date”), by and between 6700 N. ROCHESTER, LLC, a Michigan limited liability company (“Seller”); GAHC4 ROCHESTER HILLS MI MOB, LLC, a Delaware limited liability company (“Buyer”); and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”).

RECITALS

I.     Seller owns the Property (as hereinafter defined).

II.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined) on the terms and conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1
SALE OF PROPERTY

1.1        Property To Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement:

1.1.1    Fee simple title to all of the land described and/or shown on Exhibit “A” attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest of Seller (if any, and only to the extent of Seller’s interest) in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”);

1.1.2    Fee simple title to all buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (the “Improvements”, and collectively with the Land, the “Real Property”);

1.1.3    All leases, including all amendments thereto (collectively, the “Tenant Leases”), with all persons leasing the Real Property or any part thereof (each, a “Tenant, and collectively, the “Tenants”), all of which as of the Effective Date are reflected on Exhibit “B”

attached hereto, and any entered into in accordance with the terms hereof prior to Closing, together with all security deposits, other deposits held in connection with the Tenant Leases, and all of Seller’s right, title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Tenant Leases;

1.1.4    Seller’s right, title and interest in and to: (i) the tangible personal property owned by Seller located on and/or used exclusively in connection with the Real Property to be identified and specifically listed as an exhibit in the Bill of Sale (as defined in Section 5.6.2) (collectively, the “Tangible Personal Property”); plans and specifications, architectural and/or engineering drawings; (the “Intangible Personal Property”, and collectively with the Tangible Personal Property, the “Personal Property”);

1.1.5    Any and all warranties and guaranties relating to the Improvements (collectively, the “Warranties”);

1.1.6    All use, occupancy, building and operating licenses, permits, approvals, and development rights relating to the Property (collectively, the “Permits”);

1.1.7    All service contracts relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing (collectively, the “Contracts”) which Buyer elects to assume and expressly excluding any Contracts that Buyer does not elect to assume pursuant to Section 3.4;

1.1.8    The Real Property, Personal Property, Warranties, Permits, Contracts and other property described in this Section 1.1 are hereinafter sometimes referred to collectively as the “Property”.

1.2        Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement.

1.3        Purchase Price. The purchase price for the Property shall be Eight Million Three Hundred Thousand and No/100 Dollars ($8,300,000.00) (the “Purchase Price”). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.

1.4        Deposit And Escrow.

1.4.1    Within three (3) Business Days after the Effective Date, Buyer shall deliver to Escrow Agent at the following address: 2828 Routh Street, Suite 800, Dallas, Texas 75201, Attn: Shannon Bright, Telephone: (214) 965-1719, E-mail: brights@CTT.com, a deposit in the amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (together with any interest thereon, the “Initial Deposit”). Promptly after the expiration of the Due Diligence Period (as defined in Section 3.2), provided that this Agreement has not then been terminated, Buyer shall deliver to Escrow Agent, an additional non-refundable (except as otherwise set forth herein) deposit of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (together with any interest thereon, the “Additional Deposit”, and together with the Initial Deposit, the “Deposit”). The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, or other written instrument believed to be genuine and signed or communicated by the proper party or parties.

1.4.2    The Deposit shall be applied to the Purchase Price if the Closing (as defined below) occurs. Upon delivery of Buyer’s Approval Notice (as defined below), the Deposit shall become non-refundable and fully earned by Seller, except in the event of (i) Seller’s uncured breach or default, or otherwise expressly provided under this Agreement; or (ii) despite Buyer’s best efforts, final approval to Buyer’s assumption of the Loan (as defined in Section 1.6, infra) is not obtained on or prior to expiration of the Loan Assumption Approval Period, as set forth and defined in Section 1.6, infra. In the event Buyer shall elect to terminate or shall be deemed to have terminated this Agreement during the Due Diligence Period (as defined below), or as otherwise provided in this Agreement, the Deposit (and any interest accrued thereon) shall be returned to Buyer as provided in Section 3.6.

1.4.3    Independent Contract Consideration. One Hundred and NO/100s Dollars ($100.00) of the Deposit will be non-refundable to Buyer and shall be immediately distributed to Seller as independent consideration for Seller entering into this Agreement. Such independent consideration is fully earned by Seller, is non-refundable under any circumstances, but will be applied to the Purchase Price at Closing.

1.5        Closing Date. The closing (“Closing”) means the date Escrow Agent confirms that all conditions to closing and insuring title as of such date have been satisfied and each party has authorized closing and disbursement and Escrow Agent disburses funds and insures title in favor of Buyer. Subject to the Loan Assumption Approval Period (as defined in Section 1.6, infra) and the other terms and conditions of this Agreement, the Closing shall take place through an escrow with Escrow Agent no later than fourteen (14) days after the expiration of the Due Diligence Period, or, if applicable, no later than fourteen (14) days after expiration of the Loan Assumption Approval Period the “Closing Date”).

1.6        Assumption of Existing Loan. At Closing and subject to the terms and conditions of this Agreement, Buyer shall assume (the “Loan Assumption”) that certain loan evidenced by a note having an outstanding principal balance of approximately Four Million Three Hundred Three Thousand Two Hundred Forty Four and 49/100 Dollars ($4,303,244.49) as of the Effective Date (the “Loan”), secured by the Property and originally made by American National Insurance Co. (the “Existing Lender”). The Loan is evidenced and/or secured by a number of documents, which are hereinafter collectively referred to as the “Loan Documents” and listed on Schedule 4.1.22 attached hereto and incorporated by reference. The Existing Lender’s consent and approval is required before Buyer will be permitted to assume the Loan. Buyer shall promptly pay all costs, fees and expenses of Existing Lender in connection with attempting to obtain Existing Lender’s approval of the assumption of the Loan, including any fees and deposits required by the Loan Documents (collectively, the “Loan Assumption Related Fees”). Seller shall be responsible for the fees of Seller’s counsel in connection with the Loan Assumption, and Buyer shall be responsible for the fees of Buyer’s counsel in connection with the Loan Assumption. In connection with such approval, the parties shall diligently, promptly and in good faith attempt to obtain such approval and both parties will supply the information reasonably requested by Existing Lender with respect to such approval. Seller represents that it has submitted a request to the Existing Lender to forward a loan application package to Buyer. Upon the Effective Date, Buyer shall endeavor to submit a loan application and remit any fees associated with such application within the latter of five (5) Business Days following (a) receipt of such loan application package from the Existing Lender, or (b) the Effective Date.

The Loan Assumption shall be a condition precedent to this Agreement and shall not be waivable. The Loan Assumption consent and approval must be full and final to be deemed a satisfied condition. In the event that on or prior to expiration of the Due Diligence Period (as defined below) Buyer delivers its Approval Notice (as defined in Section 3.5, infra) and the Additional Deposit, and if the Existing Lender has not issued its full and final consent and approval to assumption of the Loan by Buyer, then the Closing Date shall be extended day for day, for a period not to exceed sixty (60) days, for the sole purpose of Buyer’s efforts to obtain full and final approval of the Lender to Buyer’s assumption of the Loan (said day for day period being the “Loan Assumption Approval Period”). For purposes of this Section 1.6 and this Agreement, the full and final approval of the Loan Assumption shall require (i) Buyer’s approval, in its sole discretion, of all Loan Assumption documents and Loan Documents; and (ii) the release and discharge of all liabilities and obligations of Seller and its guarantors, except for (and only to the extent expressly provided by the terms of the Loan) Seller’s indemnity obligations pursuant to the Loan for liabilities incurred during Seller’s period of ownership of the Property that expressly survive the Loan Assumption, pursuant to and expressly in accordance with the Loan. The full and final approval of the Lender to the Loan Assumption shall be without any cost, charge, assessment or fee whatsoever to Seller. In the event that Buyer shall fail, despite Buyer’s best efforts, to obtain the Lender’s full and final approval of Buyer’s assumption of the Loan, on or prior to the sixtieth (60th) day of the Loan Assumption Approval Period, then this Agreement shall automatically terminate, the Deposit and Additional Deposit shall be refunded to Buyer, and neither Seller nor Buyer shall have any further rights and obligations pursuant to this Agreement, except those covenants that expressly survive termination.

ARTICLE 2
TITLE AND SURVEY

2.1        Title and Survey. Buyer shall, at Seller’s sole cost and expense, obtain a preliminary title report or commitment for the Real Property (the “Preliminary Report”) from Escrow Agent (referred to herein in such capacity as the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title. Buyer may, in its sole and absolute discretion, at Buyer’s sole cost and expense, (i) conduct UCC searches covering Seller and the Property (the “UCC Searches”), and (ii) order an update to the existing survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”).

2.2        Required Title Condition. Title to the Property shall be conveyed to Buyer subject only to the following matters: (i) current, non-delinquent real estate taxes and assessments; (ii) the matters set forth in the Preliminary Report and permitted by Buyer, in Buyer’s sole and absolute discretion, as part of the Title Policy (as defined below); and (iii) any other matters approved or deemed approved by Buyer (collectively, the “Required Title Condition”). Notwithstanding the foregoing, Buyer shall permit as part of the Title Policy and Required Title Condition (a) rights of tenants under applicable and disclosed written leases; (b) zoning ordinances and other applicable laws and regulations; and (c) the state of facts that an accurate survey would disclose (together with other matters approved or deemed approved by Buyer, the “Permitted Exceptions”). Buyer shall notify Seller in writing no later than ten (10) days following receipt of the Title Commitment, of any matter shown on the Title Commitment (other than the Permitted Exceptions detailed above) or Survey which is not acceptable to Buyer (each a “Title Defect”) (such notice referred to herein as “Buyer’s Title Defect Notice”). Within five (5) days of Seller’s receipt of Buyer’s Title Defect Notice, Seller shall respond to Buyer in writing indicating what, if any action, Seller shall take with respect to any Title Defect (“Seller’s Title Defect Response”), and to the extent Seller has elected to cure any Title Defect, Seller shall have until the Closing Date to have such matters removed from the Title Commitment or to correct such Title Defects and cause the Title Commitment to be revised and reissued without such items or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such matters or Title Defects without additional cost to Buyer. Within three (3) Business Days of Buyer’s receipt of Seller’s Title Defect Response, Buyer shall notify Seller whether the corrective action for any Title Defect as described in Seller’s Title Defect Response is not satisfactory. If Buyer objects to Seller’s proposed inaction or corrective action, then Buyer shall so state in its notification to Seller, and Buyer shall elect to either (i) terminate this Agreement (and the Deposit shall be returned to Buyer), or (ii) accept Seller’s proposed corrective action and waive all rights to further object to such Title Defects subject to Seller completing the stated corrective action, and all other Title Defects as set forth in Buyer’s Title Defect Notice shall be deemed Permitted Exceptions. To the extent Seller has elected to address any Title Defects, in the event Seller fails to have such matters removed or corrected, or in the alternative, to obtain the revised Title Commitment specified above within the specified time, then Buyer may, upon notice to Seller either (i) terminate this Agreement (and the Deposit shall be returned to Buyer) or (ii) accept title (and/or any matters shown on the any survey conducted) as it then exists. Failure of Buyer to reply to Seller’s Title Defect Response, shall be deemed to be an election of Buyer to terminate the Agreement and the Deposit shall be returned to Buyer. Notwithstanding anything contained in this Section 2.2 to the contrary and with the exception of the Loan and any and all associated costs and fees (which is to be assumed by Buyer), Seller shall be obligated, at its sole cost and expense, to satisfy, or otherwise insure or bond over, at or prior to Closing, all tax liens, judgments, mechanics’ liens and/or other liens in a fixed sum caused by Seller.

ARTICLE 3
INSPECTION AND DUE DILIGENCE PERIOD

3.1        Access. From and after the Effective Date through the Closing, (i) Buyer, personally or through its authorized agent or representatives, shall be entitled, upon reasonable advance notice to Seller and subject to all applicable law and regulation including, but not limited to, HIPAA regulations, compliance with all reasonable requirements and procedures of Seller including, and further subject to all rights of tenants to quiet and uninterrupted possession, to enter upon the Property during normal business hours and shall have the right to make such investigations, including appraisals, tenant interviews, interviews of government officials, engineering studies, soil tests, environmental studies and underwriting analyses, as Buyer deems necessary or advisable, and (ii) Seller shall, at Seller’s expense, turn on, run, and maintain, without any interruption in service, electrical power and all utilities to the Property (including, without limitation, plumbing, heating and air conditioning systems) to facilitate Buyer’s testing and investigations thereof; provided, in all events, any such entry shall not cause any disruption in the operations of the Property, or of the tenants on the Property. Buyer shall have the right, at Buyer’s sole cost and expense, to conduct a Phase I environmental site assessment. If recommended, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property), may only be conducted upon the express written approval of Seller, which approval may be withheld by Seller, in Seller’s sole discretion. In the event Buyer wishes to perform a Phase II environmental site assessment, Buyer shall notify Seller in writing and provide Seller with a copy of the Phase I request and the applicable recommendation for a Phase II environmental assessment. A baseline environmental assessment (“BEA”) shall not be conducted prior to Closing. Buyer shall indemnify, defend and hold Seller harmless from and against any damages, claims or losses (including reasonable attorneys’ fees) for injury to person or damage to property arising from Buyer’s (or its agents or contractors) entry onto the Property, and shall repair any damage to any property to substantially its prior condition caused by Buyer’s tests or entry on the Property, which obligations shall survive Closing, or the earlier termination of this Agreement. Buyer shall not be obligated to indemnify, defend or hold Seller harmless for damages or claims arising solely from the discovery of pre-existing conditions at the Property. Prior to entering onto any portion of the Property in conjunction with Buyer inspections Buyer shall maintain or cause to be maintained in force a policy or policies of insurance written by one or more responsible insurance carriers licensed to do business in the State of Michigan with an A.M. Best & Company rating of A:XI or better insuring against liability for injury to and/or death of any/or damage to property of any person or persons in connection with the inspection, studies or investigations to be performed by Buyer pursuant to this Agreement, with liability limits of not less than $1,000,000 for personal injury or death and damage to property per occurrence and $2,000,000 in the aggregate. Such insurance shall be primary insurance and shall name the Seller as an additional insured. Buyer, by no later than three (3) days following the Effective Date of this Agreement shall deliver to the Seller a certificate of insurance evidencing the existence in force of such policy or policies of insurance and further evidencing a waiver of subrogation in favor of the Seller. Such certificate will provide that such insurance will not be canceled or materially amended unless thirty (30) days prior written notice of such cancellation or amendment is given to the Sellers.

Furthermore, Buyer shall cause each contractor, agent, or other person or entity with which it contracts for the inspections, studies and investigations, to maintain insurance in commercially reasonable amounts and coverages and indemnities with respect to injuries, damages and casualties, arising out of or from such activity. Each insurance policy shall name Seller as an additional insured and provide that such policy shall not be cancelable without at least thirty (30) days prior written notice to Seller. Upon the request of Seller, Buyer, shall provide copies of the policies or certificates of insurance for review.

3.2        Due Diligence Period. Buyer shall have from the Effective Date until the date that is thirty (30) days after the Effective Date (the “Due Diligence Period”) to physically inspect the Property, review the economic data, conduct appraisals, perform examinations of the physical condition of the Improvements, conduct environmental inspections of the Property, as permitted in Section 3.1, supra, and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3, infra, and all records and other materials related thereto as Buyer deems appropriate.

3.3        Items Provided by Seller. Buyer acknowledges receipt prior to the Effective Date of Seller’s delivery to Buyer of copies of all of the information set forth on Exhibit “C” and the Loan Documents (collectively, the “Property Information”).

3.4        Property Contracts. Buyer shall not be required to assume any Contract of Seller at Closing. Effective as of the Closing Date, Seller, at Seller’s sole cost and expense, shall terminate any Contracts that Buyer does not elect to assume, in Buyer’s sole and absolute discretion, by written notification to Seller prior to the expiration of the Due Diligence Period. Notwithstanding anything to the contrary contained herein, Seller shall terminate, at Seller’s sole cost and expense, any and all management agreements affecting the Property effective on or before the Closing Date.

3.5        Buyer’s Possible Early Termination. Buyer shall have the right to approve or disapprove, in Buyer’s sole and absolute discretion, the Property, the Property Information, or any other matter whatsoever regarding the Property. At any time prior to or on the expiration of the Due Diligence Period, Buyer may provide written notice to Seller disapproving the Property for purposes of this Article 3 (a “Disapproval Notice”). Unless Buyer provides Seller with a written notice of its approval of the Property (an “Approval Notice”) prior to or on the expiration of the Due Diligence Period, this Agreement shall automatically terminate and the provisions of Section 3.6 shall apply. Upon Buyer’s delivery of the Approval Notice, Buyer shall be deemed to have approved all matters related to the condition of the Property barring any material adverse changes to the physical condition of the Property or to the Leases or Loan prior to Closing. Except in the event of failure of the Loan Assumption Condition, or in the event of Seller’s default, or as may be otherwise expressly provided in this Agreement, the Deposit and Additional Deposit shall become non-refundable to Buyer.

3.6        Consequences of Buyer’s Early Termination. Unless Buyer provides an Approval Notice to Seller pursuant to Section 3.5, supra, this Agreement shall immediately terminate upon the expiration of the Due Diligence Period. If Buyer provides a Disapproval Notice to Seller pursuant to Section 3.5, supra, this Agreement shall immediately terminate upon the giving of such notice. In the event of either of the foregoing, the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement); provided, however, that if Seller is in default hereunder at the time of such termination, Section 6.2, infra, shall additionally apply. Escrow Agent shall pay the entire Deposit to Buyer not later than one (1) Business Day following termination of this Agreement. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section 3.6, and the Deposit shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s confirmation of termination of the Agreement pursuant to this Article 3, despite any objection or potential objection by Seller.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1        Seller’s Representations. Seller warrants and represents to Buyer as follows:
4.1.1    Seller is a limited liability company validly formed and qualified to do business in the State of Michigan. Seller has full power and authority to enter into this Agreement, to perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.1.2    Seller owns fee simple title to the interests in real property described in Section 1.1.1 above. There are no outstanding rights of first refusal, rights of reverter, or options to purchase relating to the Property or any interest therein, other than those certain rights of first offer and first refusal (the “ROFR/ROFO Rights”) in favor of William Beaumont Hospital, a Michigan non-profit corporation (“Hospital”) as set forth in that certain Declaration of Restrictive Covenants dated on or about September 28, 2006 and recorded in the land records of Oakland County, Michigan, which rights have been declined and waived by the Hospital. There are no unrecorded or undisclosed leases or licenses to use the Property. Subject to the Tenant Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.

4.1.3    Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.1.4    Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.1.5    No authorization, consent or approval of any governmental authority (including, without limitation, courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

4.1.6    There are no actions, suits or proceedings pending, or, to the best of Seller’s knowledge, threatened against (i) the Property or any portion thereof, or (ii) Seller.

4.1.7    Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

4.1.8    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the articles of incorporation and by-laws or other organizational certificate and/or partnership or operating agreement of Seller or (b) any law or any order, writ, injunction or decree of any court or governmental authority, or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

4.1.9    Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property.

4.1.10    There are no pending or, to the best of Seller’s knowledge, threatened condemnation proceedings relating to the Property.

4.1.11    Seller has delivered or made available to Buyer true and complete copies of the Tenant Leases. The list of Tenant Leases set forth on Exhibit “B” attached hereto is true, correct and complete. Each of the Tenant Leases is in full force and effect. Seller is “landlord” or “lessor” under the Tenant Leases and is entitled to assign to Buyer, without the consent of any party (except for the Existing Lender, as may be required in conjunction with the Loan Assumption), the Tenant Leases. Neither Seller nor any Tenant is in default under its respective Tenant Lease, and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under any of the Tenant Leases by any party. No tenant has asserted any claim of offset or other defense in respect of its or Seller’s obligations under its respective Tenant Lease. No tenant has (i) filed for bankruptcy or taken any similar debtor-protection measure, (ii) defaulted under its Tenant Lease, (iii) discontinued operations at the Property or (iv) given notice of its intention to do any of the foregoing.

4.1.12    Seller has delivered or made available to Buyer true and complete copies of all Contracts. Seller has not, within the last year, received any written notice of any default under any Contract that has not been cured or waived.

4.1.13    There are no tenant improvement allowances, non-monetary tenant improvement obligations of Landlord, leasing commissions and/or rent concessions with respect to the current term of any Tenant Lease.

4.1.14    Seller has not received any written notice from, and, to the best of Seller’s knowledge, there are no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property. Seller is not in default under any such document, nor, to the best of Seller’s knowledge, is any other party subject to any such document.

4.1.15    Seller has not received any written notice from any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation.

4.1.16    To the best of Seller’s knowledge, the Property is properly zoned for its current use. Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.

4.1.17    Seller has received no written notice that the Property or any portion thereof is in violation of any environmental laws, ordinances, statutes, codes, rules or regulations applicable to the Property.

4.1.18    There are no claims pending or unpaid bills which would result in the creation of any lien on the Real Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of the Real Property or other work or material purchased in connection with the Property which will not be paid by or at the Closing or placed in escrow pursuant to the provisions of this Agreement.

4.1.19    [Intentionally Omitted].

4.1.20    Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.

4.1.21    Seller is not affiliated with any of the Tenants, except the following Tenants: Arturo Prada, M.D., P.C.; North Oakland Dermatology, P.C.; Paint Creek Obstetrics and Gynecology, P.C.; and Richards and Richardson, P.C.

4.1.22    The Loan Documents: (i) are set forth on Schedule 4.1.22; (ii) true and complete copies thereof have been provided to Buyer as part of the Property Information; and (iii) have not been modified except as disclosed on Schedule 4.1.22. There has been no default by any party to the Loan Documents.

4.1.23    The foregoing representations and warranties of Seller shall be remade as of the Closing Date, and Seller has not failed to disclose any fact to Buyer necessary to make the statements herein or otherwise provided in connection with the transactions contemplated hereunder not misleading and Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented. As used herein, “to Seller’s knowledge” shall be deemed to mean the knowledge of Seller’s manager(s).

4.2        Pre-Closing Knowledge. If at any time after the execution of this Agreement, Buyer becomes aware of any fact which makes a representation and warranty of Seller contained in this Agreement become untrue in any material adverse respect (“Materially Untrue”), Buyer shall promptly disclose such fact in writing to Seller, which shall have five (5) days to cure any matter or matters that may be making any such representation or warranty Materially Untrue and if necessary the Closing shall be postponed until said party has cured such matter or matters. Provided that (i) Seller has taken no willful act which is not permitted under this Agreement to cause the representation to become Materially Untrue, and (ii) the matter(s) causing such representation to be Materially Untrue have not been so cured, then Seller shall not be in default under this Agreement and the sole remedy of Buyer shall be to either (a) terminate this Agreement by written notice within two (2) Business Days after the expiration of the cure period or any extension thereof, if such breach has not been cured, or (b) elect to proceed to Closing, in which case Buyer shall be deemed to have waived its rights with respect to any such breach of representation or warranty. Absent any notice to the contrary, Buyer shall conclusively be deemed to have elected to proceed under clause (a) above. If Buyer elects to terminate this Agreement, then neither party shall have any further rights or obligations under this Agreement except for those that expressly survive Closing. Buyer shall be prohibited from making any claims against Seller after the Closing with respect to any breaches of Seller’s representations and warranties as to which Buyer had knowledge prior to the Closing.

4.3        Survivability of Seller’s Representations, Warranties and Covenants. The representations, warranties and covenants of Seller set forth in this Agreement are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments at Closing and shall survive after the Closing Date for a period of nine (9) months (the “Seller’s Representation, Warranty and Covenant Survival Period”).

4.4        Buyer’s Representations. Buyer makes the following representations and warranties to Seller that, to the best of Buyer’s knowledge:

4.4.1    Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

4.4.2    Buyer has full right, power and authority and is duly authorized to enter into this Agreement and, as of the Closing Date, to perform each of these covenants to be performed by Buyer hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.4.3    The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any judgment, order or decree of any court applicable to Buyer; or (b) constitute a default pursuant to any commitment, contract or agreement to which Buyer is a party or is bound; or (c) violate any of its organizational documents.

4.4.4    Buyer has obtained all consents necessary to the execution, delivery and performance of this Agreement by Buyer and consummation of the transactions contemplated herein.

4.4.5    There is no suit or proceeding pending or, to the knowledge of Buyer, threatened in writing, in any court or other governmental instrumentality, which would affect Buyer’s ability to acquire the Property.

4.4.6    Neither Buyer nor, to Buyer’s knowledge, any direct or indirect owner of Buyer is (a) identified on the OFAC List (as defined in Section 4.1.4, infra), or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States.

4.5        Survivability of Buyer’s Representations, Warranties and Covenants. The representations, warranties and covenants of Buyer set forth in this Agreement are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive after the Closing Date.

4.6        Property Conveyed “As Is”. Subject to Seller’s representations and warranties expressly set forth herein and acknowledging Buyer’s opportunity to inspect the Property, Buyer agrees to purchase the Property “AS IS”, “WHERE IS”, with all faults and conditions thereon. Any written or oral information, reports, statements, documents or records concerning the Property, whether set forth in the Documents or otherwise (“Disclosures”) prepared by parties other than Seller its agents or employees shall not be representations or warranties, unless specifically set forth in this Article 4. In purchasing the Property or taking other action hereunder, Buyer has not and shall not rely on any such Disclosures, but rather, Buyer shall rely only on Buyer’s own inspection of the Property. Buyer acknowledges that, except for the limited Seller representations, warranties and covenants expressly set forth in this Agreement, the Purchase Price reflects and takes into account that the Property is being sold “as is”.

4.7        No Additional Representations. Buyer acknowledges and agrees that except as expressly set forth in this Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Property.

4.8        Buyer’s Release of Seller. Buyer represents to Seller that Buyer has conducted, or will conduct prior to Closing, such investigations of the Property as Buyer deems necessary or desirable to satisfy itself as to any matter relating to the Property, and will rely upon same and not upon any information provided by or on behalf of Seller, Seller’s agents, employees or third parties representing or purporting to represent Seller with respect thereto except such representations as are specifically set forth herein. Upon Closing, Buyer shall assume the risk that adverse matters regarding the Property may not have been revealed by Buyer’s investigations, and Buyer shall be deemed to waive and release Seller and Seller’s agents and affiliates from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) of any and every kind or character, known or unknown, by reason of or arising out of the Property, except for those that expressly survive this Agreement or which cannot be waived as a matter of law. Buyer acknowledges that the foregoing release includes claims of which Buyer is presently unaware and may be unanticipated and unsuspected.

4.9        Survival of Buyer’s Release. The provisions of Section 4.8, supra, shall survive the Closing. Buyer and Seller acknowledge and agree that the foregoing disclaimers, indemnifications and other agreements set forth herein are an integral part of this Agreement and the decision of each of Buyer and Seller to enter into this Agreement with regard to the sale and acquisition of the Property to Buyer for the Purchase Price.

4.10        Seller Covenants Prior to Closing.

4.10.1    Leasing Activities. From and after the Effective Date but prior to the expiration of the Due Diligence Period, Seller shall provide notice to Buyer of entry into any lease affecting the Property or modification or amendment thereto. Following the expiration of the Due Diligence Period and Buyer’s receipt of approval of the Loan Assumption, Seller shall not enter into any lease affecting the Property or any modification or amendment thereto, consent to any sublease under a lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s reasonable discretion. Seller shall copy Buyer on any and all correspondence received from or sent to Tenants regarding the Tenant Leases.

4.10.2    Property Contracts. From and after the Effective Date but prior to the expiration of the Due Diligence Period, Seller shall provide notice to Buyer of entry into any new service contracts for the Property or modifications, renewals or terminations of any existing Contracts. Following the expiration of the Due Diligence Period and Buyer’s receipt of approval of the Loan Assumption, Seller shall not enter into any new service contracts for the Property or modifications, renewals or terminations of any existing Contracts, without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole and absolute discretion.

4.10.3    Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured and in any event in commercially reasonable amounts and in accordance with the requirements any mortgage or deed of trust affecting the Property.

4.10.4    Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

4.10.5    Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the day which is ten (10) days after the end of each month, commencing with the month during which the

Effective Date occurs and continuing for each full calendar month thereafter until the Closing Date.

4.10.6    Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.

4.10.7    Continued Performance. Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Closing Date. Further, Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller that occurs prior to Closing and causes a change in the facts relating to, or the accuracy of, any of the representations or warranties of Seller contained in this Agreement.

4.10.8    Estoppels. Seller shall use commercially reasonable efforts to obtain the Tenant Estoppels described in Section 5.4.2, infra, the estoppels described in Section 5.4.3, infra, and the waiver described in Section 5.4.7, infra.

4.10.9    Cooperation with S-X 3-14 Audit. The Seller acknowledges that it is Buyer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered company (“Registered Company”).  The Seller acknowledges that it has been advised that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) are required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Fiscal Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist Buyer and Registered Company in preparing the SEC Filings, the Seller covenants and agrees no later than ten (10) Business Days after the Effective Date (and at no cost to Seller), and without any express or implied representation or warranty of Seller to Buyer, Seller shall provide Buyer and the Registered Company with the following information (to the extent such items are not duplicative of items contained in the Property Information and are existing and in the Seller’s possession): (i) access to bank statements for the Fiscal Year and Stub Period; (ii) rent roll as of the end of the Fiscal Year and Stub Period; (iii) operating statements for the Fiscal Year and Stub Period; (iv) access to the general ledger for the Fiscal Year and Stub Period; (v) cash receipts schedule for each month in the Fiscal Year and Stub Period; (vi) access to invoice for expenses and capital improvements in the Fiscal Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Fiscal Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Fiscal Year and Stub Period; and (xi) copies of accounts receivable aging as of the end of the Fiscal Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Fiscal Year and Stub Period. In addition, no later than five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer: (1) a signed representation letter in the form attached hereto as Exhibit “G”; (2) a signed audit request letter in the form attached hereto as Exhibit “H”; and (3) a signed audit response letter from Seller’s attorney in the form attached hereto as Exhibit “I”.

Seller also agrees to reasonably cooperate with Buyer to obtain a comfort letter, as may be required by Buyer.

4.10.10    Loan. At all times prior to Closing, Seller shall comply in all material respects with the terms of the Loan Documents. Seller shall not amend the Loan Documents and/or enter into any new documents relating in any way to the Loan, in each case, without the prior approval of Buyer, which may be withheld in Buyer’s reasonable discretion. Seller shall copy Buyer on any and all correspondence received or sent with respect to the Loan.

4.11        Indemnifications.

4.11.1    Seller’s Indemnity. In addition to any other applicable rights under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) liabilities for personal injury or property damage accruing prior to Closing, (ii) any breach or nonperformance by Seller of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Seller with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property (including without limitation the Loan Documents) which occurred or arose or is alleged to have occurred or arisen prior to Closing, to the extent not due to Buyer’s acts or omissions, or (iv) the breach of any representation or warranty of Seller contained in this Agreement. The indemnities set forth in subparts (i) and (iii) of this Section 4.11.1 shall survive Closing until the expiration of any applicable statute of limitations period. The indemnities set forth in subparts (ii) and (iv) of this Section 4.11.1 shall survive until expiration of the Seller’s Representation, Warranty and Covenant Period, as defined in Article 4, Section 4.3, supra. Provided, however, that the indemnities set forth in this Section 4.11.1 shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement.

4.11.2    Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property and arising from events or conditions that occur entirely after the Closing, (ii) any breach or nonperformance by Buyer of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Buyer with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property which occurred or is alleged to have occurred after Closing and which is not due to actions taken by Seller, or (iv) the breach of any representation, warranty or covenant of Buyer contained in this Agreement. The indemnities set forth in this Section 4.11.2 shall survive Closing without limitation. Provided, however, that the indemnities set forth in this Section 4.11.2 shall not apply to the extent of any item that specifically remains the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement.

ARTICLE 5
CLOSING

5.1        Escrow Agent. The Closing shall occur through the Escrow opened at the Escrow Agent. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.

5.2        Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified; (ii) state the modification in full; and (iii) are signed by both parties. The parties shall open escrow by delivering a copy of this Agreement executed by Buyer and Seller to Escrow Agent. Upon receipt of the Agreement, Escrow Agent shall acknowledge the opening of escrow as described below and its agreement to act as the Escrow Agent hereunder by: (1) executing the Consent of Escrow Agent attached hereto; and (2) delivering a copy of the executed Consent to Seller and Buyer.

5.3        Closing. The Closing shall take place on the Closing Date.

5.4        Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller, in Buyer’s sole and absolute discretion.

5.4.1    Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.4.2    No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained estoppel certificates (each a “Tenant Estoppel”) executed by each of the Tenants under the Tenant Leases comprising eighty-five percent (85%) of the leased space in the Improvements, and all Tenant leases over 2,500 rentable square feet. Each Tenant Estoppel shall be in a form substantially similar to Exhibit “D” attached hereto, and in addition, no later than three (3) Business Days prior to the date on which Seller intends to distribute the Tenant Estoppels to the Tenants for their completion and execution, Seller shall deliver the draft estoppel certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Such Tenant Estoppels shall be consistent with the respective Tenant Lease, shall not reveal any default by Seller and/or Tenant, any right to offset rent by the tenant, or any claim of the same, be dated no earlier than thirty (30) days prior to Closing and shall be otherwise reasonably acceptable to Buyer.

5.4.3    No later than five (5) Business Days prior to the Closing Date, and only to the extent applicable, as determined by Buyer in its reasonable discretion, Seller shall have obtained an estoppel certificate as to each easement agreement (with the exception of standard utility easements), restrictive covenant, declaration and/or reciprocal easement agreement of record as to the Property, which estoppel certificates shall: (i) be executed by each party entitled to enforce such document; (ii) confirm that such document is in full force and effect, unmodified except as revealed by the Preliminary Report; (iii) confirm that there are no defaults by the Seller and/or the Property under such document; (iv) confirm that there are no outstanding sums owed by the Seller and/or the Property; (v) confirm that there are no outstanding construction or similar obligations of Seller and/or the Property; (vi) be dated no earlier than thirty (30) days prior to Closing; and (vii) be otherwise reasonably acceptable to Buyer. Seller shall use commercially reasonable efforts to obtain the foregoing estoppel certificates.

5.4.4    On the Closing Date, all of the representations and warranties of Seller set forth in Section 4.1 hereof shall be true, accurate and complete.

5.4.5    At Closing, the Title Company shall issue to Buyer an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s fee simple title to the Land and Improvements, for the sum equal to the Purchase Price, conforming to the Required Title Condition set forth in Section 2.2 above and containing such endorsements as Buyer shall have reasonably required, provided that any such endorsements shall be obtained at Buyer’s sole cost and expense.

5.4.6    There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.

5.4.7    No later than the expiration of the Due Diligence Period, Seller shall have obtained a written waiver from the Hospital of the ROFR/ROFO Rights in a form reasonably acceptable to Buyer and the Title Company.

5.4.8    Buyer’s Board of Directors shall have approved the transaction as contemplated in this Agreement during the Due Diligence Period.

The conditions set forth in this Section 5.4 are solely for the benefit of Buyer and may be waived only by Buyer in writing, in Buyer’s sole and absolute discretion. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Agent. Such waiver or waivers must be in writing to Seller. In the event of a failure to satisfy the conditions precedent set forth in this Section 5.4 or in the event that Buyer believes, in good faith, that any condition will not be timely satisfied, Buyer, as Buyer’s sole and absolute remedy, may terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of the failure of any condition set forth in this Section 5.4, if such failure constitutes a breach or default of its covenants, representations or warranties, Buyer shall have those remedies expressly set forth in this Agreement.

5.5        Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer in Seller’s sole and absolute discretion.

5.5.1    Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

5.5.2    On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true, accurate and complete.

5.6        Seller’s Deliveries. At the Closing or on the date otherwise specified below, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:

5.6.1    A duly executed and acknowledged limited warranty deed (the “Deed”) that conveys title to the Real Property and Improvements to Buyer and in substantially the same form as Exhibit “E” attached hereto and that is otherwise recordable in the jurisdiction where the Property is located.

5.6.2    Two (2) counterpart signatures to a bill of sale, assignment and assumption of leases and contracts for the Property duly and originally executed and acknowledged by Seller, in the form attached hereto as Exhibit “F”, which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the: (i) Personal Property; (ii) Tenant Leases; (iii) the Warranties and Permits; and (iv) any Contracts Buyer elects to assume in accordance with the terms of this Agreement (the “Bill of Sale”).

5.6.3    Counterpart signatures to the Loan Assumption Documents in the number required by the Existing Lender.

5.6.4    Originals of all Tenant Leases (and all amendments, if any).

5.6.5    All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to each tenant, including all applications, correspondence and credit reports.

5.6.6    A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.

5.6.7    A Tenant Notice (as defined below) for each Tenant Lease.

5.6.8    Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; and/or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

5.6.9    Originals (to the extent existent) of all documents listed on attached Exhibit C and otherwise set forth as exhibits to the Bill of Sale.

5.6.10    A duly executed Closing Statement (as defined below) reflecting the adjustments and prorations required by this Agreement.

5.6.11    Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of the Seller and its respective constituent owners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.

5.6.12    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.7        Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items:

5.7.1    Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any prorations or credits required by this Agreement) and Buyer’s share of all escrow costs and closing expenses.

5.7.2    Two (2) counterpart signatures to the Bill of Sale and a duly executed Closing Statement.

5.7.3    Counterpart signatures to the Loan Assumption Documents in the number required by the Existing Lender.

5.7.4    Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.

5.7.5    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.8        Costs, Prorations and Credits.

5.8.1    Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and, except as otherwise provided herein, all documents required to settle the transaction contemplated hereby. Except as otherwise provided herein, Buyer shall pay (i) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all title insurance premiums for extended coverage under the Title Policy and any endorsements to the Title Policy required by Buyer, and (iii) all recording costs associated with the Deed. Seller shall pay (1) all transfer, assumption or waiver fees associated with any association, declarant or easement holder that holds any right in the Property, (2) all transfer taxes and documentary stamp charges, (3) recording fees in connection with the removal of encumbrances, and (4) the premium for the Title Policy. Buyer and Seller shall share equally the cost of all escrow charges. Any and all other purchase and sale closing costs shall be paid in accordance with the custom of the local jurisdiction in which the Property is located.

5.8.2    Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this Section 5.8.2. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.

(a)Rents. Buyer will receive a credit at Closing for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Tenant Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date and finally to any rent due to Seller for the periods prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.

(b)CAM Expenses. To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Closing as of the Closing Date on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Tenant Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Tenant Lease. Seller shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year including the Closing Date. In the event of any expenses, i.e. property taxes, where a proration was based upon an estimate for the year of Closing, a post-closing “true up” will be performed for the actual expense to determine Seller and Buyer obligation for their ownership period for the year of Closing. Each party will be responsible for any CAM Charges “true up” necessary to the extent that any Tenant Lease provides for a “true up”.

(c)Property Taxes. All real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. If the most recent tax assessment and levy is not for the current tax year, then the parties shall re-prorate within sixty (60) days of the receipt of the tax assessment and levy for the current tax year. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed of the Property: (1) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies, (2) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period after Closing shall belong to Buyer following the Closing, except that Seller shall be entitled to receive any refunds applicable to the period prior to Closing to the extent that Seller initiated a contest prior to Closing.

(d)Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

(e)Operating Expenses. All operating expenses (including all charges under the Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(f)Items Not Prorated. Seller and Buyer agree that (i) on the Closing Date, the Property will not be subject to any financing arranged by Seller other than the Loan; (ii) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (iii) utilities, including telephone, electricity, water, and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 5.8.2(e), supra.

(g)Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

5.8.3    Credits.

(a)Security Deposits, Rent Concessions, Tenant Improvement Allowances and Other Tenant Credits. The Buyer shall receive a credit at Closing from the Seller in the amount of the sum of: (i) the tenant deposits under the Tenant Leases; (ii) any and all rent concessions and/or rent abatements which related to the current terms of the Tenant Leases and are unpaid, unapplied and/or unutilized; (iii) any and all tenant improvement allowances which relate to the current terms of the Tenant Leases and are unpaid, unapplied and/or unutilized; and (iv) the cost, as estimated by the parties in their reasonable discretion, of any and all non-monetary tenant inducement obligations of the Seller, as landlord or lessor under the Tenant Leases, which relate to the current terms of the Tenant Leases (e.g., painting and carpeting) and are unperformed.

(b)Leasing Commissions. The Buyer shall receive a credit at Closing from the Seller in the amount of any and all leasing commissions which relate to the current term of the Tenant Leases and are unpaid.

5.8.4    Calculation / Re-prorations.

The Escrow Agent shall prepare and deliver to Seller and Buyer no later than three (3) Business Days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Seller shall prepare and deliver to Escrow Agent all such information necessary in order for Escrow Agent to prepare and deliver the closing statement to Seller and Buyer in accordance with the foregoing provision. To the extent that Seller does not timely deliver this information to Escrow Agent, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such information to Escrow Agent. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer and Seller shall notify the Escrow Agent and each other of any items which they dispute and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

5.8.5    Loan Assumption. Buyer shall receive a credit at Closing in an amount equal to the sum of the unpaid principal balance of the Loan, and any interest, default interest, or other sum that is accrued, due and/or payable to Existing Lender on the Closing Date. Seller shall receive a credit at Closing in an amount equal to the sum of any and all Loan reserves that are transferred to Buyer at Closing.

5.8.6    Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

5.8.7    Survival. The provisions of this Section 5.8 shall survive the Closing.

5.9        Distribution of Funds and Documents. At the Closing, Escrow Agent shall do each of the following:

5.9.1    Payment of Encumbrances. Pay the amount of those monetary liens that are not permitted as part of the Required Title Condition, utilizing proceeds of the Purchase Price to which Seller shall be entitled upon Closing and funds (if any) deposited in Escrow by Seller.

5.9.2    Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party; and (iv) a fully executed original of each other closing document.

5.9.3    Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

5.10        Completion of Documents. Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.

5.11        Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the Tenant Leases and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to each Tenant affected by the sale and purchase of the Property and properly addressed to each Tenant. Such notice shall be prepared by Seller, at Seller’s sole cost and expense, and approved by Buyer, in its reasonable discretion, and shall notify the Tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law (each, a “Tenant Notice”). Unless a different procedure is required by applicable law, in which event such law shall be controlling, Seller agrees to transmit or otherwise deliver such letters to the tenants under the Tenant Leases promptly after the Closing.

5.12        Escrow Funds. At the Closing, Seller, Buyer and Escrow Agent shall execute and deliver an Escrow Agreement in the form attached hereto as Exhibit “J” (the “Escrow Agreement”) pursuant to which One Hundred Thousand and NO/100s Dollars ($100,000.00) of the Purchase Price (the “Escrow Holdback Amount”) shall be held by Escrow Agent after the Closing until the expiration of Seller’s Representation, Warranty and Covenant Survival Period as defined in Article 4, supra, in an interest-bearing account (interest to be for the benefit of Seller), to serve as the source of payment for any post-Closing claims by Buyer against Seller. All obligations, liabilities and indemnities that may be asserted or claimed by Buyer against Seller under this Agreement shall be asserted, if at all, no later than prior to expiration of Seller’s Representation, Warranty and Covenant Survival Period and all such claims in the aggregate shall be capped at (and in no circumstances shall exceed) the Escrow Holdback Amount, said amount being the full and absolute cap of liability against Seller for any and all post-Closing claims by Buyer against Seller. The foregoing limitations on claims and cap on liability shall not apply to instances of intentional fraud or willful misconduct committed by Seller.

ARTICLE 6
TERMINATION AND DEFAULT

6.1        Buyer Default. If the sale contemplated hereby is not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then, upon written notice from Seller to Buyer: (i) this Agreement shall terminate; (ii) the Deposit shall be paid to and retained by Seller as liquidated damages; and (iii) Seller and Buyer shall have no further obligations to each other, except those which survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of such a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the Deposit represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such default. Buyer and Seller agree that Seller’s right to retain the Deposit shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement after Seller has performed. Seller hereby waives any right to an action to specifically enforce the purchase of the Property. Nothing herein shall limit, or be interpreted to limit in any manner whatsoever: (i) Buyer’s indemnity obligations pursuant to this Agreement; or (ii) Seller’s right to enforce or seek damages against Buyer for breach of any covenant of Buyer pursuant to this Agreement, except for an action to specifically enforce purchase of the Property; (iii) Seller’s right to receive reimbursement of attorneys’ fees pursuant to Section 9.8, infra; or (iv) Seller’s right to waive any of Buyer’s obligations under this Agreement to be performed after Closing, or Seller’s right to enforce those obligations.

6.2        Seller’s Default. If Seller fails to perform any of its obligations or is otherwise in default hereunder, breaches a representation or warranty, or willfully causes the failure of a condition precedent pursuant to Section 5.4 hereof (as applicable, a “Seller Default”), Buyer, as its sole and exclusive remedies shall have the right to elect, in its sole and absolute discretion to:

6.2.1    If prior to Closing, waive such failure and proceed to the Closing with no reduction in the Purchase Price;

6.2.2    If prior to Closing, maintain an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement or file an action for injunctive relief; or

6.2.3    If prior to Closing, terminate this Agreement in its entirety by notice to Seller to that effect, in which event the parties hereto shall have no further obligations hereunder, except those which survive termination and to recover the full amount of the Deposit. In the event Seller’s default under this Section 6.2 is the result of intentional fraud or willful misconduct committed by Seller and Buyer elects to terminate the Agreement pursuant to this Section 6.2.3, then Buyer shall additionally be entitled to receive a reimbursement of Buyer’s actually incurred, out-of-pocket costs, including reasonable attorneys’ fees, in conjunction with this Agreement up to a cap of Eighty Thousand and NO/100s Dollars ($80,000.00).

6.2.4    Nothing in this Article 6 shall limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations, subject to as expressly in accordance with the terms of this Agreement.

6.2.5    Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to fund the balance of the Purchase Price in order to enforce any of its remedies under this Agreement. This Section 6.2 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 7
CASUALTY DAMAGE OR CONDEMNATION

7.1        Casualty. If the Property is damaged by casualty prior to the Closing and either (i) the casualty results in loss or damage in an amount valued greater than One Hundred Fifty Thousand and NO/100s Dollars ($150,000.00); or (ii) the nature of such casualty results in a circumstance whereby a Tenant under the Tenant Leases may terminate its Tenant

Lease or receive a rent abatement, then Buyer, in its sole and absolute discretion, shall have the sole option to elect either to:

(a)acquire the Property as is (without reduction in the Purchase Price), plus an assignment from Seller without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible under said policy and any uninsured loss. If the casualty is uninsured, Buyer shall receive a credit for the uninsured loss; or

(b)terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement.

Such right must be exercised within ninety (90) days from earlier of the date Seller provides Buyer with notice of the loss of the event giving rise to such right or the date of Buyer’s knowledge of the casualty. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect Section 7.1(b) above. Notwithstanding anything set forth herein to the contrary, if Seller is in default or breach at the time of any such termination, Seller shall remain liable for breach or default as otherwise set forth in this Agreement.

7.2        Condemnation. In the event that a condemnation proceeding shall be initiated against, or a bona fide threat of condemnation is made against, any portion of the Property prior to the Closing, then Buyer, in Buyer’s sole and absolute discretion, may elect either to:

(a)terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement; or

(b)close the transaction contemplated by this Agreement.

Notwithstanding the foregoing, if Seller is in default or breach at the time of any such termination, Seller shall remain liable for breach or default as otherwise set forth in this Agreement. If Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(a) unless, within ninety (90) days from the earlier of written notice of the condemnation or Buyer’s knowledge thereof, Buyer provides Seller with written notice that Buyer elects to proceed under Section 7.2(b).

ARTICLE 8
REAL ESTATE COMMISSION

Buyer and Seller each represent to the other that no broker’s or real estate commissions or other finder’s fees, other than a commission payable by Seller to Paragon Property Management Services, LLC (the “Broker”), are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller.

At Closing, Seller shall pay all commissions and fees owed to the Broker pursuant to Seller’s separate agreement with the Broker. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorneys’ fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

ARTICLE 9
MISCELLANEOUS

9.1        Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. Any and all exhibits and/or schedules attached hereto are a part of this Agreement and are incorporated herein by reference. The parties acknowledge and agree that there are no third party beneficiaries of this Agreement other than Seller’s Indemnified Parties and Buyer’s Indemnified Parties.

9.2        Binding On Successors and Assigns. Subject to Section 9.3, infra, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.3        Assignment by Buyer. Buyer shall not have the right to assign this Agreement to any third party or parties without the express written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, provided, however, that any such assignment shall not relieve Buyer of its liabilities and obligations hereunder. Buyer shall have the right, without the consent of Seller, to assign this Agreement to any affiliate or entity under common control with Buyer.

9.4        Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.5        Governing Law. This Agreement shall be governed by and construed under the internal laws of the State where the Real Property is located without regard to the principles of conflicts of law.

9.6        Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.

9.7        Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section 9.7. All notices shall be in writing and shall be delivered: (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received: (1) if by courier, upon delivery or refusal of same; (2) if by Federal Express or other nationally recognized overnight delivery service, the Business Day following deposit; (3) if by facsimile, upon confirmation of transmission; and (4) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Pacific Time on a Business Day shall be deemed received on the next business day. Notices shall be given to the following addresses:

To Seller:	6700 N. Rochester, LLC
Rochester Hills, MI 48306
Attn: Stacey Richardson

And with a copy to:	Kalas Kadian, P.L.C.
Attn: Mark H. Kadian, Esq.
Phone: (248) 731-7243
Facsimile: (248) 792-6376
Email: mark@kalkad.com

And with a copy to:	Curtis Burstein
c/o ETKiN
29100 Northwestern Highway, Ste. 200
Southfield, MI 48034
Ph: (248) 358-0800/Fax: (248) 358-2180
E-Mail: cburstein@etkinllc.com

To Buyer:	GAHC4 Rochester Hills MI MOB, LLC
c/o American Healthcare Investors, LLC
18191 Von Karman Avenue, Suite 300 Irvine, CA 92612
Attn: Danny Prosky
Phone: (949) 270-9201
E-mail: DProsky@ahinvestors.com

And with a copy to:	Moran, Reeves & Conn PC
100 Shockoe Slip, 4th Floor
Richmond, Virginia 23219
Attn: Joseph J. McQuade
Telephone: (804) 864-4812
Facsimile: (804) 421-6251
E-mail: jmcquade@moranreevesconn.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

9.8        Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover subject to the express provisions of this Agreement, including as relates to the capping and limitations on recovery, reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

9.9        IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

9.10        Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

9.11        Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.12        Survival of Provisions After Closing.  Except for those covenants or other terms that have expressly limited survival periods, any provisions of this Agreement that require observance or performance after the Closing Date shall continue in force and effect following the Closing Date.

9.13        Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

9.14        Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word

“including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

9.15        Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State where the Real Property is located.

9.16        Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.17        Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

9.18        Exclusivity. From and after the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

9.19        Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by its agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the Property to designees of Buyer.

9.20        Buyer’s Disclosures. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer be a subsidiary of a corporation that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.

[Remainder of page intentionally left blank; signatures to follow on next pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

6700 N. ROCHESTER, LLC, a Michigan limited liability company

By:	/s/ Stacy K. Richards, MD
Name:	Stacy K. Richards, MD
Its:	Member

[Signature Page to Real Estate Purchase Agreement and Escrow Instructions]

BUYER:

GAHC4 ROCHESTER HILLS MI MOB, LLC,
a Delaware limited liability company

By:	Griffin-American Healthcare REIT IV Holdings,
LP, Its Sole Member

By:	Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation,
Its General Partner

By:	/s/ Danny Prosky
Name:	Danny Prosky
Title:	President and Chief Operating Officer

[Signature Page to Real Estate Purchase Agreement and Escrow Instructions]

CONSENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to (a) accept the foregoing Agreement, (b) be Escrow Agent under said Agreement and (c) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED:	June 22, 2016	CHICAGO TITLE INSURANCE COMPANY

		By:	/s/ Shannon Bright
		Name:	Shannon Bright
		Its:	Escrow Officer

[Signature Page to Real Estate Purchase Agreement and Escrow Instructions]